Exhibit 10.1

EXECUTION VERSION

$500,000,000

TERM LOAN CREDIT AGREEMENT

among

KYNDRYL HOLDINGS, INC.,

The Several Lenders
from Time to Time Parties Hereto

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

BANCO SANTANDER, S.A., NEW YORK BRANCH, MUFG BANK, LTD. and TD SECURITIES

(USA) LLC,
as Syndication Agents

and

DEUTSCHE BANK AG NEW YORK BRANCH, MIZUHO BANK, LTD., SUMITOMO MITSUI

BANKING CORPORATION, THE BANK OF NOVA SCOTIA and UNICREDIT BANK AG- NEW

YORK BRANCH,

as Documentation Agents

Dated as of October 18, 2021

JPMORGAN CHASE BANK, N.A., BANCO SANTANDER, S.A., NEW YORK BRANCH, MUFG

BANK, LTD. and TD SECURITIES (USA) LLC,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Page

SECTION 1.	DEFINITIONS	1

1.1	Defined Terms	1
1.2	Other Definitional Provisions	23
1.3	Interest Rates; LIBOR Notification	24

SECTION 2.	AMOUNT AND TERMS OF TERM FACILITIES	25

2.1	Commitments	25
2.2	Procedure for Borrowing	25
2.3	Conversion and Continuation Options for Loans	25
2.4	Minimum Amounts and Maximum Number of Eurodollar Tranches	26
2.5	[Reserved]	26
2.6	Optional Prepayments of Loans	26
2.7	Mandatory Prepayments of Loans	26
2.8	[Reserved]	26
2.9	Repayment of Loans; Evidence of Debt	26
2.10	Interest Rates and Payment Dates	27
2.11	Fees	27
2.12	Computation of Interest and Fees	27
2.13	Termination or Reduction of Term Commitments	28
2.14	Inability to Determine Interest Rate	28
2.15	Pro Rata Treatment and Payments	30
2.16	Illegality	31
2.17	Requirements of Law	31
2.18	Taxes	33
2.19	Indemnity	36
2.20	Change of Lending Office	37
2.21	[Reserved]	37
2.22	Defaulting Lenders	37

SECTION 3.	[Reserved]	38

SECTION 4.	REPRESENTATIONS AND WARRANTIES	38

4.1	Organization; Powers	38
4.2	Authorization	38
4.3	Enforceability	38
4.4	Governmental Approvals	39
4.5	Financial Statements	39
4.6	No Material Adverse Change	39
4.7	No Material Litigation, etc.	39
4.8	Federal Reserve Regulations	39
4.9	Investment Company Act, etc.	40
4.10	Tax Returns	40
4.11	No Material Misstatements	40
4.12	ERISA	40
4.13	Use of Proceeds	40
4.14	Anti-corruption Laws	40

- i -

SECTION 5.	CONDITIONS PRECEDENT	40

5.1	Conditions to Effectiveness	40
5.2	Conditions to Funding of Loans	41

SECTION 6.	AFFIRMATIVE COVENANTS	42

6.1	Existence; Business and Properties	42
6.2	Financial Statements, Reports, etc.	42
6.3	Notices	43
6.4	Anti-Corruption Laws	44

SECTION 7.	NEGATIVE COVENANTS	44

7.1	Limitation on Secured Debt	44
7.2	Limitation on Sale and Leaseback Transactions	46
7.3	Mergers, Consolidations and Sales of Assets	46
7.4	Non-Guarantor Subsidiary Indebtedness	47
7.5	Margin Regulations	47
7.6	Consolidated Debt to EBITDA Ratio	48
7.7	Anti-Corruption Laws	48

SECTION 8.	EVENTS OF DEFAULT	48

SECTION 9.	THE ADMINISTRATIVE AGENT	50

9.1	Appointment	50
9.2	Delegation of Duties	50
9.3	Exculpatory Provisions	50
9.4	Reliance by Administrative Agent	51
9.5	Notice of Default	51
9.6	Non-Reliance on Administrative Agent and Other Lenders	51
9.7	Indemnification	52
9.8	Administrative Agent in Its Individual Capacity	52
9.9	Successor Administrative Agent	52
9.10	Syndication and Documentation Agents	52
9.11	Certain ERISA Matters	52
9.12	Acknowledgements of Lenders	54

SECTION 10.	GUARANTEE	55

10.1	Guarantee	55
10.2	No Subrogation	55
10.3	Amendments, etc. with respect to the Borrower Obligations	56
10.4	Guarantee Absolute and Unconditional	56
10.5	Reinstatement	57
10.6	Payments	57
10.7	Judgments Relating to Guarantee	57
10.8	Independent Obligations	57
10.9	Release of Guarantee	57

- ii -

SECTION 11.	MISCELLANEOUS	58

11.1	Amendments and Waivers	58
11.2	Notices	58
11.3	No Waiver; Cumulative Remedies	59
11.4	Survival of Representations and Warranties	59
11.5	Payment of Expenses	60
11.6	Participations	60
11.7	[Reserved]	61
11.8	Assignments	61
11.9	The Register; Disclosure; Pledges to Federal Reserve Banks	62
11.10	[Reserved]	62
11.11	Replacement of Lenders under Certain Circumstances	62
11.12	Adjustments; Set-off	63
11.13	Counterparts	63
11.14	Severability	63
11.15	Integration; Electronic Signatures	64
11.16	GOVERNING LAW	64
11.17	Submission To Jurisdiction; Waivers	65
11.18	Acknowledgements	65
11.19	WAIVERS OF JURY TRIAL	65
11.20	Confidentiality	66
11.21	Binding Effect	66
11.22	[Reserved]	66
11.23	USA PATRIOT Act	66
11.24	No Fiduciary Duty, etc.	66
11.25	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	67

- iii -

SCHEDULES

SCHEDULE 1.1	Commitments
SCHEDULE 6.2(c)	Compliance Certificate

EXHIBITS

EXHIBIT A	Form of Closing Certificate
EXHIBIT B	Form of Assignment and Assumption
EXHIBIT C	Form of Loan Promissory Note
EXHIBIT D	[Reserved]
EXHIBIT E	[Reserved]
EXHIBIT F	Form of U.S. Tax Compliance Certificates

- iv -

TERM LOAN CREDIT AGREEMENT, dated as of October 18, 2021, among KYNDRYL HOLDINGS, INC., a Delaware corporation (the “Borrower”), INTERNATIONAL BUSINESS MACHINES CORPORATION (“IBM Corp.”), the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”), BANCO SANTANDER, S.A., NEW YORK BRANCH, MUFG BANK, LTD. and THE TORONTO DOMINION BANK, NEW YORK BRANCH, as syndication agents (in such capacity, the “Syndication Agents”), and DEUTSCHE BANK AG NEW YORK BRANCH, MIZUHO BANK, LTD., SUMITOMO MITSUI BANKING CORPORATION, THE BANK OF NOVA SCOTIA and UNICREDIT BANK AG- NEW YORK BRANCH, as documentation agents (in such capacity, the “Documentation Agents”).

The parties hereto hereby agree as follows:

SECTION 1.      DEFINITIONS

1.1           Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%; provided that for the purpose of this definition, the Eurodollar Rate for any day shall be based on the Screen Rate (or if the Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the NYFRB Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the ABR shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or such Eurodollar Rate shall be effective on the effective day of such change in the Prime Rate, the NYFRB Rate or such Eurodollar Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.14 hereof (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Act”: as defined in Section 11.23.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 25% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement”: this Term Loan Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Ancillary Document”: as defined in Section 11.15(b).

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin”: on any date, with respect to (a) any Eurodollar Loan, a rate per annum equal to the applicable margin corresponding to the Status then in effect on such date of determination as set forth below, (b) any ABR Loan, a rate per annum equal to the applicable margin corresponding to the Status then in effect on such date of determination as set forth below.

	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
Eurodollar Applicable Margin	0.875%	1.00%	1.125%	1.250%	1.500%
ABR Applicable Margin	0.00%	0.00%	0.125%	0.250%	0.500%

“Attributable Debt”: as of any date of determination, the present value of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rents (such as those based on sales). In the case of any Sale and Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, such rental payments shall be considered for purposes of this definition to be the lesser of (a) the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination and (b) the rental payments required to be paid during the remaining term of such Sale and Leaseback Transaction (assuming such termination provision is not exercised).

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.14.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Day”: in respect of any city, any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in that city.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, other than via an Undisclosed Administration, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark”: initially, the Eurodollar Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the Eurodollar Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.14.

“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of an Other Benchmark Rate Election, “Benchmark Replacement” shall mean the alternative set forth in (3) below:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, in the case of clause (3), when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Administrative Agent and the Borrower shall be the term benchmark rate that is used in lieu of a LIBOR-based rate in the relevant other Dollar-denominated syndicated credit facilities; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice,  on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;

(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.14(c); or

(4) in the case of an Early Opt-in Election or Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.14.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower Obligations”: any and all obligations of the Borrower for the payment of money hereunder or in respect hereof, including with respect to any Loan, whether absolute or contingent. Without limiting the foregoing, the Borrower Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower hereunder and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“Borrowing Date”: any Business Day specified in a notice pursuant to Section 2.2, 2.5 or 2.8 as a date on which the Borrower requests Loans to be made hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan, “Business Day” shall not include any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Change in Law”: the occurrence after the date of this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.17(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commitment Fee Rate”: with respect to any day, a rate per annum equal to the applicable rate per annum set forth below corresponding to the Status then in effect for such day:

Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
0.075%	0.100%	0.125%	0.150%	0.225%

“Commitment Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Term Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans of all Lenders then outstanding).

“Commitment Termination Date”: the earliest to occur of (i) December 31, 2021, (ii) the termination of the Separation Agreement following execution thereof, (iii) the Funding Date and (iv) the consummation of the Separation without borrowing the Loans.

“Commitments”: the Term Commitments.

“Consolidated EBITDA”: for any period, earnings before income taxes of the Borrower and its consolidated Subsidiaries for such period, excluding gains or losses from the divestiture or sale of a business, plus, to the extent deducted in arriving at earnings before income taxes of the Borrower and its consolidated Subsidiaries for such period, the sum of (i) Consolidated Net Interest Expense, (ii) depreciation expense (net of right of use depreciation expense), (iii) amortization expense, (iv) non-cash charges (provided, that cash payments made in any future period in respect of such non-cash charges, shall be subtracted in calculating Consolidated EBITDA in the period when such payments are made) and (v) non-recurring fees, expenses or charges, including restructuring charges, all as determined on a consolidated basis in accordance with GAAP and, where applicable, determined by reference to the consolidated income statement or statement of cash flows of the Borrower and its consolidated Subsidiaries. In the event the Borrower or any of its Subsidiaries makes any material acquisition (including by way of merger or amalgamation) or disposition (each, for purposes of this definition, a “pro forma event”) of equity interests or other assets subsequent to the commencement of the period for which Consolidated EBITDA is being calculated but prior to an event for which the calculation of Consolidated EBITDA is being made, then the Consolidated EBITDA shall be calculated giving pro forma effect to any such pro forma events as if the same had occurred on the first day of the applicable reference period. For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower, to reflect operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from the applicable pro forma event; provided that the aggregate amount of any adjustments for operating expense reductions and other operating improvements, synergies or cost savings in connection with any pro forma event shall not exceed 15% of Consolidated EBITDA (calculated prior to giving effect to such adjustments). In respect of any transaction (including the financing and use of proceeds thereof) the permissibility under this Agreement of which is contingent upon compliance with a calculation of Consolidated EBITDA (or a financial ratio based on Consolidated EBITDA) under this Agreement, such calculation may be made, at the option of the Borrower, either (i) at the time of execution of the definitive documentation in connection with such transaction necessitating the calculation of Consolidated EBITDA or (ii) at the completion of such transaction necessitating the calculation of Consolidated EBITDA.

Notwithstanding anything to the contrary herein, it is agreed that for any period that includes the fiscal quarters ended September 30, 2020, December 31, 2020, March 31, 2021, or June 30, 2021, (i) Consolidated EBITDA for the fiscal quarter ended September 30, 2020 shall be deemed to be $638,000,000, (ii) Consolidated EBITDA for the fiscal quarter ended December 31, 2020 shall be deemed to be $734,000,000, (iii) Consolidated EBITDA for the fiscal quarter ended March 31, 2021 shall be deemed to be $312,000,000 and (iv) Consolidated EBITDA for the fiscal quarter ended June 30, 2021 shall be deemed to be $407,000,000.

“Consolidated Net Interest Expense”: for any period, (a) total interest cost of the Borrower and its Subsidiaries for such period minus (b) interest income of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets”: at any date, the total assets of the Borrower and its consolidated Subsidiaries as reflected on the consolidated balance sheet of the Borrower and its Subsidiaries most recently delivered to the Administrative Agent pursuant to Section 4.5, 6.2(a) or 6.2(b), as the case may be. In the event the Borrower or any of its Subsidiaries makes any material acquisition (including by way of merger or amalgamation) or disposition (each, for purposes of this definition, a “pro forma event”) of equity interests or other assets subsequent to the applicable balance sheet date referred to in the foregoing sentence but prior to an event for which the calculation of Consolidated Total Assets is being made, then the Consolidated Total Assets shall be calculated giving pro forma effect to any such pro forma events as if the same had occurred on such balance sheet date. In respect of any transaction (including the financing and use of proceeds thereof) the permissibility under this Agreement of which is contingent upon compliance with a calculation of Consolidated Total Assets (or a financial ratio based on Consolidated Total Assets) under this Agreement, such calculation may be made, at the option of the Borrower, either (i) at the time of execution of the definitive documentation in connection with such transaction necessitating the calculation of Consolidated Total Assets or (ii) at the completion of such transaction necessitating the calculation of Consolidated Total Assets.

“Controlled Person”: any corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by the Borrower.

“Corresponding Tenor”: with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR”: for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt”: with respect to any Person, without duplication, all Indebtedness representing money borrowed which is created, assumed, incurred or guaranteed in any manner by such Person or for which such Person is otherwise responsible or liable (whether by agreement to purchase Indebtedness representing money borrowed of, or to supply funds to or invest funds in, others).

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to the Administrative Agent any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or a Bail-In Action.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Early Opt-in Election”: if the then current Benchmark is the Eurodollar Rate, the occurrence of:

(1)            a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)            the joint election by the Administrative Agent and the Borrower to trigger a fallback from Eurodollar Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date”: as defined in Section 5.1.

“Electronic Signature”: an electronic signature, sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder, as from time to time in effect.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to any Eurodollar Loans for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on the LIBOR01 or LIBOR02 page of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the Eurodollar Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that all requirements for the giving of notice and/or the lapse of time have been satisfied.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Finance Lease”: with respect to any Person, any lease that is or is required to be accounted for as a finance lease (and, for the avoidance of doubt, not as an operating lease) on the balance sheet of such Person prepared in accordance with GAAP.

“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Eurodollar Rate. For the avoidance of doubt the initial Floor for the Eurodollar Rate shall be 0.00%.

“Funded Debt”: any Debt maturing by its terms more than one year from the date of the issuance thereof, including any Debt renewable or extendible at the option of the obligor to a date later than one year from the date of the original issuance thereof.

“Funding Date”: as defined in Section 5.2.

“GAAP”: generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any applicable supranational bodies (such as the European Union or the European Central Bank).

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)            interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)            other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)            other agreements or arrangements designed to protect such person against fluctuations in currency exchange rates or commodity prices.

“IBA”: as defined in Section 1.3.

“Indebtedness”: with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services other than indebtedness to trade creditors and service providers incurred in the ordinary course of business, (b) obligations, contingent or otherwise, of such Person in connection with (i) letter of credit facilities or bankers’ acceptance facilities and (ii) interest rate swap agreements, interest rate cap agreements or similar arrangements used by a Person to fix or cap a floating rate of interest to a negotiated maximum rate or amount, or other similar facilities including currency swaps, (c) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person to pay rent or other amounts under a Finance Lease, (f) all indebtedness referred to in clause (a), (b), (c), (d) or (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, and (g) all Indebtedness of others guaranteed by such Person. For purposes of this Agreement, the amount of any Indebtedness referred to in clause (b)(ii) of the preceding sentence shall be the amounts, including any termination payments, required to be paid to a counterparty rather than any notional amount with regard to which payments may be calculated. For purposes of this Agreement, Indebtedness shall not include any indebtedness or other obligations issued by any Person (or by a trust or other entity established by such Person or any of its affiliates) which constitute Non-recourse Obligations or which are primarily serviced by the cash flows of a discrete pool of receivables, leases or other financial assets which have been sold or transferred by the Borrower or any Subsidiary in securitization transactions (“Securitization Transactions”) which, in accordance with GAAP, are accounted for as sales for financial reporting purposes. The definitions of Debt and Indebtedness in this Section 1.1 shall be independent in construction, interpretation and application.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the Termination Date, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Loan:

(a)  initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b)  thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)  if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)  any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date; and

(iii)  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“ISDA Definitions”: the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Joint Lead Arrangers”: JPMorgan Chase Bank, N.A., Banco Santander, S.A., New York Branch, MUFG Bank, Ltd. and TD Securities (USA) LLC, as Joint Lead Arrangers pursuant to this Agreement.

“Joint Lead Bookrunners”: JPMorgan Chase Bank, N.A., Banco Santander, S.A., New York Branch, MUFG Bank, Ltd. and TD Securities (USA) LLC, as Joint Bookrunners pursuant to this Agreement.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Parties”: the Administrative Agent, the Syndication Agents, the Documentation Agents and the Lenders, and any affiliate of any of the foregoing.

“Level I Status”: exists at any date if, at such date, the Borrower has a long-term senior unsecured debt rating of A- or better by S&P or A3 or better by Moody’s.

“Level II Status”: exists at any date if, at such date, Level I Status does not exist and the Borrower has a long-term senior unsecured debt rating of BBB+ or better by S&P or Baa1 or better by Moody’s.

“Level III Status”: exists at any date if, at such date, neither Level I Status nor Level II Status exists and the Borrower has a long-term senior unsecured debt rating of BBB or better by S&P or Baa2 or better by Moody’s.

“Level IV Status”: exists at any date if, at such date, neither Level I Status, Level II Status nor Level III Status exists and the Borrower has a long-term senior unsecured debt rating of BBB- or better by S&P or Baa3 or better by Moody’s.

“Level V Status”: exists at any date if, at such date, none of Level I Status, Level II Status, Level III Status or Level IV Status exists.

“Lien”: with respect to any asset, any mortgage, pledge, security interest, lien, charge or other encumbrance whatsoever.

“Loan”: as defined in Section 2.1.

“Margin Stock”: as defined under Regulation U.

“Material Adverse Effect”: a material adverse effect on (a) the financial condition of the Borrower and its Subsidiaries taken as a whole, (b) [reserved], or (c) the validity or enforceability of this Agreement or the rights or remedies of the Administrative Agent and the Lenders hereunder.

“Moody’s”: Moody’s Investors Services, Inc. and its successors.

“New York Funding Office”: the Administrative Agent’s office located at 383 Madison Avenue, 27th Floor, New York, NY 10179, or such office as may be designated by the Administrative Agent by written notice to the Borrower and the relevant Lenders.

“Non-Excluded Taxes”: as defined in Section 2.18(a).

“Non-Guarantor Subsidiary”: any Subsidiary that does not guarantee the Borrower Obligations.

“Non-recourse Obligation” means indebtedness or other obligations substantially related to (1)(A) the acquisition of assets not previously owned by the Borrower or any Subsidiary, or (B) the financing of a project involving the development or expansion of properties of the Borrower or any Subsidiary, in each case, as to which the obligee with respect to such indebtedness or obligation has no recourse to the Borrower or any Subsidiary or any Subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof) or (2) a receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables or the proceeds thereof).

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate (which if less than zero shall be deemed zero) in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Banking Day, for the immediately preceding Banking Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero.

“Other Benchmark Rate Election”: if the then-current Benchmark is the Eurodollar Rate, the occurrence of:

(a) a request by the Borrower to the Administrative Agent to notify each of the other parties hereto that, at the determination of the Borrower, Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a LIBOR-based rate, a term benchmark rate as a benchmark rate, and

(b) the Administrative Agent, in its sole discretion, and the Borrower jointly elect to trigger a fallback from the Eurodollar Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders.

“Other Connection Taxes”: with respect to the Administrative Agent, any Lender or any Transferee, taxes imposed as a result of a present or former connection between the Administrative Agent, such Lender or such Transferee, and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, such Lender or such Transferee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, this Agreement, or sold or assigned an interest in any Loan, or this Agreement).

“Other Taxes”: all present or future stamp, court, or documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment request by the Borrower under Section 11.11).

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings denominated in Dollars by U.S. managed banking offices of depository institutions (as such composite rate shall be determined by the Federal Reserve Bank of New York as set forth on its public website from time to time) and published on the next succeeding business day by the Federal Reserve Bank of New York as an overnight bank funding rate (from and after such date as the Federal Reserve Bank of New York shall commence to publish such composite rate).

“Participant”: as defined in Section 11.6.

“Payment”: as defined in Section 9.12.

“Payment Notice”: as defined in Section 9.12.

“Permitted Liens” means:

(1)            Liens securing Hedging Obligations designed to protect the Borrower or any Subsidiary from fluctuations in interest rates, currencies, equities or the price of commodities and not for speculative purposes;

(2)            Liens in favor of customs and revenue authorities or financial institutions in respect of customs duties in connection with the importation of goods;

(3)            Liens arising by reason of deposits necessary to qualify the Borrower or any Subsidiary to conduct business, maintain self-insurance, or obtain the benefit of, or comply with, any law, including Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits;

(4)            Liens of any landlord on fixtures located on premises leased by the Borrower or a Subsidiary, and tenants’ rights under leases, easements and similar Liens not materially impairing the use or value of the property involved or materially interfering with the ordinary conduct of business of the Borrower or any Subsidiary;

(5)            easements, zoning restrictions, building restrictions, rights-of-way and similar encumbrances or charges on real property imposed by law or arising in the ordinary course of business that are of a nature generally existing with respect to properties of a similar character and that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(6)            Liens in connection with bankers’ acceptance financing or used in the ordinary course of trade practices, statutory lessor and vendor privilege Liens and Liens in connection with good faith bids, tenders and deposits;

(7)            Liens arising under consignment or similar arrangements for the sale of goods;

(8)            Liens incurred or pledges or deposits made under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or leases, or deposits to secure the Borrower’s or any Subsidiary’s public or statutory obligations, or deposits for the payment of rent, in each case, in the ordinary course of business;

(9)            judgment Liens not giving rise to a Default or Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(10)          Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of banker’s acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(11)          Liens securing reimbursement obligations with respect to letters of credit in the ordinary course of business that encumber cash, documents and other property relating to such letters of credit and proceeds thereof;

(12)          Liens in favor of the Borrower or any of its Subsidiaries;

(13)          customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture; provided that the Debt under such indenture is otherwise permitted hereunder; and

(14)          Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements pending the release thereof in connection with any acquisition permitted hereunder (or any related incurrence of Indebtedness), or on amounts on deposit with a trustee under any indenture pursuant to customary discharge, redemption or defeasance provisions.

“Person”: an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan Asset Regulations”: 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchasing Lender”: as defined in Section 11.8(a).

“Reference Time”: with respect to any setting of the then-current Benchmark, if such Benchmark is the Eurodollar Rate, 11:00 a.m., London time, on the day that is two Business Days preceding the date of such setting.

“Register”: as defined in Section 11.9(a).

“Registration Statement”: as defined in Section 5.2.

“Regulation T”: Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U”: Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X”: Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Relevant Governmental Body”: the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“Required Lenders”: at any date, the holders of more than 50% of the aggregate Commitments, or, if the Commitments have been terminated or for the purposes of determining whether to accelerate the Loans pursuant to Section 8, of the aggregate unpaid principal amount of the Loans.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reset Date”: as defined in Section 2.23(a).

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: in the case of the Borrower, the Chief Executive Officer, the Chief Financial Officer, the Corporate Treasurer or Treasurer and any Assistant Treasurer, the Controller and any Assistant Controller, the General Counsel, the Secretary and any Assistant Secretary, and any Senior Vice President or Vice President.

“Restricted Securities”: any capital stock or Indebtedness of any Subsidiary.

“S&P”: Standard & Poor’s Financial Services LLC and its successors.

“Sale and Leaseback Transaction”: any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary, of any property or asset (whether such on any property or asset is now owned or hereafter acquired) that has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person, other than (a) temporary leases for a term, including renewals at the option of the lessee, of not more than three years; (b) leases between the Borrower and a Subsidiary or between Subsidiaries; and (c) leases of property or assets of the Borrower or a Subsidiary executed by the time of, or within 180 days after the latest of, the acquisition, the completion of construction or improvement (including any improvements on property which will result in such property becoming property or assets of the Borrower or a Subsidiary), or the commencement of commercial operation of such property or assets of the Borrower or a Subsidiary.

“Sanctioned Country”: at any time, a country, region or territory that is itself or whose government is the subject or target of any Sanctions (currently, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state or her Majesty’s Treasury of the United Kingdom, (b) any Person, organized or resident in a Sanctioned Country, or (c) any Person 50% or more owned or controlled (to the knowledge of the Borrower) by any such Person or Persons.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC”: the Securities and Exchange Commission and any successor agency.

“Secured Debt”: (a) Debt of the Borrower or a Subsidiary, which is secured by any Lien other than a Permitted Lien upon any on any property, assets or Restricted Securities and (b) Indebtedness of the Borrower or a Subsidiary in respect of any conditional sale or other title retention agreement covering property or assets of the Borrower or a Subsidiary or Restricted Securities; but “Secured Debt” shall not include any of the following:

(i)             [reserved];

(ii)            Debt of the Borrower or a Subsidiary secured by (A) purchase money Liens upon property or assets of the Borrower or a Subsidiary or Restricted Securities, or (B) Liens placed on property or assets of the Borrower or a Subsidiary, during construction or improvement thereof (including any improvements on property which resulted or will result in such property becoming property or assets of the Borrower or a Subsidiary) or placed thereon within 180 days after the later of acquisition, completion of construction or improvement or the commencement of commercial operation of such property or assets of the Borrower or a Subsidiary or improvement, or placed on Restricted Securities, or (C) conditional sale agreements or other title retention agreements with respect to any property or assets of the Borrower or a Subsidiary or Restricted Securities, if (in each case referred to in this subparagraph (ii)) (x) such Lien or agreement secures all or any part of the Debt incurred for the purpose of financing all or any part of the purchase price or cost of construction of such property or assets of the Borrower or a Subsidiary or improvement or Restricted Securities and (y) such Lien or agreement does not extend to any property or assets of the Borrower or a Subsidiary or Restricted Securities other than the property or assets of the Borrower or a Subsidiary or Restricted Securities so acquired or the property or assets of the Borrower or a Subsidiary, or portion thereof, on which the property so constructed, or such improvement, is located; provided, however, that the amount by which the aggregate principal amount of Debt secured by any such Lien or agreement exceeds the cost to the Borrower or such Subsidiary of the related acquisition, construction or improvement shall be considered to be “Secured Debt”;

(iii)          Debt of the Borrower or a Subsidiary secured by Liens on property or assets of the Borrower or a Subsidiary or Restricted Securities, which Liens exist at the time of acquisition (by any manner whatsoever) of such property or assets of the Borrower or a Subsidiary or Restricted Securities by the Borrower or a Subsidiary;

(iv)          Debt of Restricted Subsidiaries owing to the Borrower or any other Subsidiary or Debt of the Borrower owing to any Subsidiary;

(v)           in the case of any corporation which becomes (by any manner whatsoever), as the case may be, a Subsidiary after the Effective Date, Debt secured by Liens upon, or conditional sale agreements or other title retention agreements with respect to, its property which constitutes property or assets of the Borrower or a Subsidiary or Restricted Securities, which Liens shall have existed or exist, as the case may be, at the time such corporation shall have become or becomes, as the case may be, a Subsidiary;

(vi)          guarantees by the Borrower of Secured Debt and Attributable Debt of any Restricted Subsidiaries and guarantees by a Subsidiary of Secured Debt and Attributable Debt of the Borrower and any other Restricted Subsidiaries;

(vii)         Debt arising from any Sale and Leaseback Transaction;

(viii)       Debt secured by Liens on property of the Borrower or a Subsidiary in favor of the United States of America, any state, Territory or possession thereof, or the District of Columbia, or any department, agency or instrumentality or political subdivision of the United States of America or any state, Territory or possession thereof, or the District of Columbia, or in favor of any other country or any political subdivision thereof, if such Debt was incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens; provided, however, that the amount by which the aggregate principal amount of Debt secured by any such Lien exceeds the cost to the Borrower or such Subsidiary of the related acquisition or construction shall be considered to be “Secured Debt”; and

(ix)          the replacement, extension or renewal (or successive replacements, extensions or renewals) of any Debt (in whole or in part) excluded from the definition of “Secured Debt” by subparagraphs (i) through (viii) above; provided, however, that no Lien securing, or conditional sale or title retention agreement with respect to, such Debt shall extend to or cover any property or assets of the Borrower or a Subsidiary or any Restricted Securities, other than such property which secured the Debt so replaced, extended or renewed (plus improvements on or to any such property or assets of the Borrower or a Subsidiary); provided, further, however, that to the extent that such replacement, extension or renewal increased or increases the principal amount of Debt secured by such Lien or was or is in a principal amount in excess of the principal amount of Debt excluded from the definition of “Secured Debt” by subparagraphs (i) through (viii) above, the amount of such increase or excess shall be considered to be “Secured Debt”.

In no event shall the foregoing provisions be interpreted to mean or their operation to cause the same Debt to be included more than once in the calculation of “Secured Debt” as that term is used herein.

“Securitization Transactions”: as defined in the definition of Indebtedness.

“Separation”: as defined in Section 5.2.

“Separation Agreement”: as defined in Section 5.2.

“Significant Subsidiary”: any Subsidiary of the Borrower that would be a “significant subsidiary” within the meaning of Rule 1-02 of the SEC’s Regulation S-X.

“SOFR”: with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Status”: as to the Borrower, the existence of Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status, as the case may be.

“Subsidiary”: (a) any corporation of which the Borrower owns or controls more than 50% of the outstanding Voting Stock or (b) any such corporation of which such percentage of shares of outstanding Voting Stock shall at the time be owned or controlled by the Borrower or one or more Subsidiaries as defined in clause (a) or by one or more such Subsidiaries.

“Support Obligation” means, with respect to any Person and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Support Obligation shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) a contractual commitment by one Person to invest in another Person for so long as such investment is permitted under this Agreement.

“TARGET”: the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including interest, additions to tax or penalties applicable thereto.

“Term Commitment”: as to any Lender, the obligation of such Lender to make Loans to the Borrower hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1, as such amount may be changed from time to time in accordance with the provisions of this Agreement.

“Term SOFR”: for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice”: a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event”: the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable (and, for the avoidance of doubt, not in the case of an Other Benchmark Rate Election), has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.14 that is not Term SOFR.

“Termination Date”: the date that is three years after the Funding Date (or if such date is not a Business Day, the Business Day immediately prior thereto).

“Transactions”: as defined in Section 4.2.

“Transferee”: as defined in Section 11.9.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UK Financial Institutions”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration”: in relation to a Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Voting Stock”: with respect to any Person, outstanding capital stock of such Person ordinarily (and apart from rights exercisable upon the occurrence of any contingency) having the power to vote in the election of directors of such Person.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-in Legislation Schedule to cancel, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations, of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2            Other Definitional Provisions.

(a)            Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any instrument, certificate or other document made or delivered pursuant hereto.

(b)            As used herein and in any instrument, certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment of any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be applied on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(c)            The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)            Notwithstanding anything to the contrary herein, in no event shall any Lender be required to fund a Loan hereunder to the extent such funding would cause the aggregate outstanding principal amont of Loans to exceed such Lender’s Term Commitment.

1.3           Interest Rates; LIBOR Notification. The interest rate on a Loan denominated in Dollars or Euros may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that, immediately after December 31, 2021, publication of all seven euro LIBOR settings, all seven Swiss Franc LIBOR settings, the spot next, 1-week, 2-month and 12-month Japanese Yen LIBOR settings, the overnight, 1-week, 2-month and 12-month British Pound Sterling LIBOR settings, and the 1-week and 2-month U.S. Dollar LIBOR settings will permanently cease; immediately after June 30, 2023, publication of the overnight and 12-month U.S. Dollar LIBOR settings will permanently cease; immediately after December 31, 2021, the 1-month, 3-month and 6-month Japanese Yen LIBOR settings and the 1-month, 3-month and 6-month British Pound Sterling LIBOR settings will cease to be provided or, subject to consultation by the FCA, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored; and immediately after June 30, 2023, the 1-month, 3-month and 6-month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, Section 2.14(b) and (c) provide a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.14(e), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, any such alternative, successor or replacement rate implemented pursuant to Section 2.14(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, and the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Eurodollar Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 2.         AMOUNT AND TERMS OF TERM FACILITIES

2.1            Commitments. (a)  Subject to the terms and conditions hereof, each Lender severally agrees to make loans in Dollars (“Loans”) to the Borrower on the Funding Date in an aggregate amount not to exceed the aggregate amount of such Lender’s Term Commitment. Amounts repaid or prepaid under this Agreement may not be reborrowed.

(b)            The Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.3.

2.2            Procedure for Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 11:00 a.m., New York City time, three Business Days prior to the requested Borrowing Date, if all or any part of the requested Loans are to be initially Eurodollar Loans or (b) 11:00 a.m., New York City time, on the requested Borrowing Date if the requested Loans are to be initially ABR Loans, specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing of Loans shall be in a minimum aggregate principal amount of $50,000,000 or a whole multiple of $5,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender of the aggregate amount of such borrowing and of the amount of such Lender’s Loans. Each Lender will make the amount of its Loans available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 11.2 prior to 2:00 p.m., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3            Conversion and Continuation Options for Loans. (a)  The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans, by giving the Administrative Agent at least one Business Day’s prior irrevocable notice of such election; provided that if any such conversion of Eurodollar Loans is made other than on the last day of an Interest Period with respect thereto, the Borrower shall pay any amounts due to the Lenders pursuant to Section 2.19 as a result of such conversion. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans or ABR Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion that such a conversion is not appropriate, (ii) any such conversion may only be made if, after giving effect thereto, Section 2.4 shall not have been contravened and (iii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date.

(b)            Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving at least three Business Days’ prior irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that, except as set forth in clause (y) of the further proviso below in this paragraph, no Eurodollar Loan may be continued as such (i) when any Default or Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion that such a continuation is not appropriate, (ii) if, after giving effect thereto, Section 2.4 would be contravened or (iii) after the date that is one month prior to the Termination Date and provided, further, that if the Borrower shall fail to give any required notice as described above in this Section 2.3 or if such continuation is not permitted pursuant to the preceding proviso such Eurodollar Loans shall automatically be converted to ABR Loans on the last day of such then expiring Interest Period.

2.4            Minimum Amounts and Maximum Number of Eurodollar Tranches. All borrowings, optional prepayments, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) the aggregate principal amount of the Eurodollar Loans or comprising each Eurodollar Tranche shall be equal to $50,000,000 or a whole multiple of $5,000,000 in excess thereof and (b) there shall be no more than 20 Eurodollar Tranches outstanding at any one time.

2.5            [Reserved].

2.6            Optional Prepayments of Loans. The Borrower may at any time and from time to time prepay the Loans (subject, in the case of Eurodollar Loans to compliance with the terms of Sections 2.4 and 2.19), in whole or in part, without premium or penalty, upon at least one Business Day’s irrevocable notice to the Administrative Agent, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans (including the Eurodollar Tranche(s) to which such prepayment is to be applied), ABR Loans or a combination thereof, and, if a combination thereof, the amount allocable to each. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $50,000,000 or a whole multiple of $5,000,000 in excess thereof, or, if less, the remaining outstanding principal amount thereof.

2.7            Mandatory Prepayments of Loans. In the event that the Separation has not been consummated on or prior to the date that is five Business Days after the Funding Date (such date, the “Prepayment Date”), the Borrower shall immediately prepay on the Prepayment Date, without premium or penalty, all outstanding Loans (with accrued interest thereon) and all fees and other amounts owing under this Agreement.

2.8            [Reserved].

2.9            Repayment of Loans; Evidence of Debt. (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the relevant Lenders on the Termination Date (or such earlier date as the Loans become due and payable pursuant to Section 2.6, Section 2.7 or Section 8), the unpaid principal amount of each Loan made to it by each such Lender. The Borrower hereby further agrees to pay interest in immediately available funds at the office of the Administrative Agent on the unpaid principal amount of the Loans from time to time from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.10.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c)            The Administrative Agent shall maintain the Register pursuant to Section 11.9(a), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period or maturity date (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)            The entries made in the Register and accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.9 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.10         Interest Rates and Payment Dates. (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin. Interest in respect of Eurodollar Loans shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

(b)            Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)            If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is in the case of overdue principal (except as otherwise provided in clause (y) below), the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.10 plus 2%, in each case from the date of such non-payment to (but excluding) the date on which such amount is paid in full (as well after as before judgment).

(d)            Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to Section 2.10(c) shall be payable from time to time on demand.

2.11          Fees. (a)  The Borrower shall pay to the Administrative Agent, for the account of each Lender, a commitment fee for each day from and including the date that is 30 days following the Effective Date to but not including the Commitment Termination Date. Commitment fee amounts accrued through and including the last day of each March, June, September and December shall be due and payable on the 15th Business Day following such last day and on the Commitment Termination Date and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the aggregate amount of the Term Commitments in effect on such day.

(b)            The Borrower shall pay to the Administrative Agent, for its own account, the fees in the amounts and on the dates previously agreed to in writing by the Borrower.

2.12          Computation of Interest and Fees. (a)  Commitment fees shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest computed by reference to the Eurodollar Rate hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to ABR at times when ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination.

(b)            Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

2.13          Termination or Reduction of Term Commitments. Prior to the Commitment Termination Date, the Borrower shall have the right, upon not less than three Business Days’ irrevocable notice to the Administrative Agent, to terminate the Term Commitments or, from time to time, to reduce the amount of the Term Commitments; provided that a notice of termination of the Term Commitments delivered by the Borrower may state that such notice is conditioned upon the occurrence of any stated event, including the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified termination date) if such condition is not satisfied. Any such reduction shall be in an amount equal to $50,000,000 or a whole multiple of $5,000,000 in excess thereof and shall reduce permanently the Term Commitments then in effect. To the extent not previously terminated pursuant to this Section 2.13, all unused Term Commitments hereunder shall terminate on the Commitment Termination Date after giving effect to any borrowing of the Loans on the Commitment Termination Date.

2.14          Inability to Determine Interest Rate. (a)  Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 2.14, if prior to the first day of any Interest Period:

(i)            the Administrative Agent shall have determined (which determination shall be conclusive and binding on the Borrower) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate (including because the Screen Rate is not available or published on a current basis), for such currency and Interest Period; provided that no Benchmark Transition Event shall have occurred at such time, or

(ii)           the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans and (y) any Loans that, on the first day of such Interest Period, were to have been converted to or continued as Eurodollar Loans, shall be continued as or converted to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurodollar Loans. Furthermore, if any Eurodollar Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to the Eurodollar Rate, then until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, then on the last day of the Interest Period applicable to such Eurodollar Loan (or the next succeeding Business Day if such day is not a Business Day), such Eurodollar Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan on such day.

(b)            Notwithstanding anything to the contrary herein, if a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)            Notwithstanding anything to the contrary herein and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(d)            In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(e)            The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement, except, in each case, as expressly required pursuant to this Section 2.14.

(f)             Notwithstanding anything to the contrary herein, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or Eurodollar Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g)            Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Loan, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Eurodollar Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Eurodollar Rate, then until such time as a Benchmark Replacement for such Eurodollar Loan is implemented pursuant to this Section 2.14, on the last day of the Interest Period applicable to such Eurodollar Loan (or the next succeeding Business Day if such day is not a Business Day), such Eurodollar Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan on such day.

2.15          Pro Rata Treatment and Payments. (a)  Each reduction of the Term Commitments of the Lenders shall be made pro rata according to the Lenders’ respective Commitment Percentages. Each payment (including each prepayment) by the Borrower on account of principal of and interest on Loans which are ABR Loans shall be made pro rata according to the respective outstanding principal amounts of such ABR Loans then held by the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on Eurodollar Loans designated by the Borrower to be applied to a particular Eurodollar Tranche shall be made pro rata according to the respective outstanding principal amounts of such Eurodollar Loans of such Tranche then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, in respect of payments of principal or interest relating to Loans made in the New York Funding Office, in each case, on the due date thereof to the Administrative Agent, for the account of the Lenders, in Dollars. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)            Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.15(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower.

(c)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.15(b), 2.18(c) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.16          Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.

2.17          Requirements of Law. (a)  If the adoption of or any Change in Law:

(i)            shall subject any Lender or the Administrative Agent to any taxes (other than (A) Non-Excluded Taxes and (B) taxes described in Section 2.18(a)(i) through (iv)) on its Loans, Term Commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included pursuant to Section 2.17(c) in the determination of the Eurodollar Rate; or

(iii)           shall impose on such Lender any other condition, cost or expense (other than taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing is to increase the cost to such Lender or the Administrative Agent, by an amount which such Lender or the Administrative Agent deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans (or any Loan in the case of (i)), or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or the Administrative Agent, upon its demand, any additional amounts necessary to compensate such Lender or the Administrative Agent for such increased cost or reduced amount receivable. If any Lender or the Administrative Agent becomes entitled to claim any additional amounts pursuant to this Section 2.17(a), it shall promptly notify the Borrower, through the Administrative Agent, of the event by reason of which it has become so entitled.

(b)            If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered

(c)            The Borrower agrees to pay to each Lender which requests compensation under this Section 2.17(c) (by notice to the Borrower), on the last day of each Interest Period with respect to any Eurodollar Loan made by such Lender, so long as such Lender shall be required to maintain reserves against “Eurocurrency liabilities” under Regulation D of the Board (or, so long as such Lender may be required by the Board or by any other United States Governmental Authority (or any other Governmental Authority with jurisdiction over such Lender) to maintain reserves against any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Lender which includes any Eurodollar Loans), an additional amount (determined by such Lender and notified to the Borrower) representing such Lender’s calculation or, if an accurate calculation is impracticable, reasonable estimate (using such reasonable means of allocation as such Lender shall determine) of the actual costs, if any, incurred by such Lender during such Interest Period, as a result of the applicability of the foregoing reserves to such Eurodollar Loans, which amount in any event shall not exceed the product of the following for each day of such Interest Period:

(i)            the principal amount of the Eurodollar Loans made by such Lender to which such Interest Period relates and outstanding on such day; and

(ii)           the difference between (x) a fraction the numerator of which is the Eurodollar Rate, as the case may be (expressed as a decimal) applicable to such Eurodollar Loan and the denominator of which is one minus the maximum rate (expressed as a decimal) at which such reserve requirements are imposed by the Board or other United States Governmental Authority (or any other Governmental Authority with jurisdiction over such Lender) on such date minus (y) such numerator; and

(iii)          a fraction the numerator of which is one and the denominator of which is 360.

Any Lender which gives notice under this Section 2.17(c) shall promptly withdraw such notice (by written notice of withdrawal given to the Administrative Agent and the Borrower) in the event such Lender is no longer required to maintain such reserves or the circumstances giving rise to such notice shall otherwise cease to exist.

(d)            A certificate as to any additional amounts payable pursuant to this Section 2.17 submitted by any Lender through the Administrative Agent, to the Borrower shall specify in reasonable detail the basis for the request for compensation of such additional amounts and the method of computation thereof and shall be conclusive in the absence of manifest error. Subject to the provisions of the next succeeding sentence, the Borrower shall pay each Lender the amount shown as due on any such certificate delivered by it within 30 days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof. The obligations contained in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18          Taxes. (a)  Unless otherwise required by applicable law, all payments made by or on account of the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) and branch profits taxes imposed on the Administrative Agent, any Lender or any Transferee (x) as a result of such Administrative Agent, Lender or Transferee being organized under the laws of, or having its principal office or, in the case of any Lender or Transferee, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (y) that are Other Connection Taxes, (ii) U.S. Federal withholding taxes imposed on amounts payable to or for the account of a Lender or Transferee with respect to an applicable interest in a Loan or Term Commitment pursuant to a law in effect on the date on which (x) such Lender or Transferee acquires such interest in the Loan or Term Commitment (other than pursuant to an assignment request by the Borrower under Section 11.11) or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to this Section 2.18, amounts with respect to such taxes were payable either to such Lender’s (or Transferee’s) assignor immediately before such Lender or Transferee acquired the applicable interest in a Loan or Term Commitment or to such Lender or Transferee immediately before it changed its lending office, (iii) any taxes attributable to a Lender’s or Transferee’s failure to comply with the requirements of Section 2.18(d), and (iv) any withholding taxes imposed under FATCA. If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Administrative Agent or any Lender (or Transferee) hereunder, the Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and the amounts so payable by the Borrower shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (or Transferee) (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender (or Transferee), as the case may be, the original or a certified copy of an original official receipt received by the Borrower from the Governmental Authority showing payment thereof, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent or such Lender (or Transferee). If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders (or Transferees) for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender (or Transferee) as a result of any such failure. The obligations contained in this Section 2.18 shall survive the termination of this Agreement and the payment of all other amounts payable hereunder.

(b)            The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Non-Excluded Taxes (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted from a payment to the Administrative Agent or such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c)            Each Lender shall severally, within 10 days after demand therefor, indemnify (i) the Administrative Agent for (A) any taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Non-Excluded Taxes and without limiting the obligation of the Borrower to do so) and (B) any taxes attributable to such Lender’s failure to comply with the provisions of Section 11.6 relating to the maintenance of a Participant Register and (ii) the Borrower for any taxes described in Section 2.18(a)(i) through (iv) and attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Borrower (as applicable) in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent or the Borrower, as applicable, to set off and apply any and all amounts at any time owing to such Lender under this Agreement or otherwise payable by the Administrative Agent or the Borrower, as applicable, to the Lender from any other source against any amount due to the Administrative Agent or the Borrower, as applicable, under this paragraph (c).

(d)            Any Lender or Transferee that is entitled to an exemption from, or reduction of, withholding tax with respect to payments made under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or Transferee, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or Transferee is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than IRS Form W-9 and such documentation set forth in Section 2.18(d)(i) and Section 2.18(d)(iv) below) shall not be required if in the Lender’s or the Transferee’s reasonable judgment such completion, execution or submission would subject such Lender or Transferee to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Transferee. Without limiting the generality of the foregoing, to the extent permitted by law, in the event that the Borrower is a U.S. Person, any Lender or Transferee that is a U.S. Person shall deliver to the Borrower that is a U.S. Person and the Administrative Agent on or prior to the date on which such Lender or Transferee becomes a Lender or Transferee under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender or Transferee is exempt from U.S. Federal backup withholding tax. Without further limiting the generality of the foregoing, to the extent permitted by law, in the event that the Borrower is a U.S. Person, each Lender (or Transferee) that is not a U.S. Person (a “Non-U.S. Lender”) shall:

(i)            on the date it becomes a Lender or Transferee, deliver to the Borrower and the Administrative Agent two properly completed and duly executed originals of either (w) in the case of Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” United States Internal Revenue Service Form W-8BEN or W-8BEN-E (together with a certificate substantially in the form of Exhibit F-1 through F-4, as applicable, representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation (within the meaning of Section 881(c)(3)(C) of the Code) (a “United States Tax Compliance Certificate”)), (x) Internal Revenue Service Form W-8BEN, W-8BEN-E or Form W-8ECI, (y) to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Non-U.S. Lender, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information from each beneficial owner, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Non-U.S. Lender on behalf of such beneficial owner), or (z) any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Borrower under this Agreement;

(ii)           deliver to the Borrower and the Administrative Agent two properly completed and duly executed originals of any such form or certification on or before the date that any such form or certification described above expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent; and

(iii)          obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;

except that the forms and certificates described above shall not be required if any change in Requirement of Law has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender (or Transferee) from duly completing and delivering any such form with respect to it and such Lender (or Transferee) so advises the Borrower and the Administrative Agent.

(iv)          In addition, if a payment made to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e)            Each Person that shall become a Participant pursuant to Section 11.6, or a Lender pursuant to Section 11.8, including for this purpose a Lender that arranges a Loan through or transfers a Loan to a different branch of such Lender, shall, upon the effectiveness of the related designation or transfer, be required to provide all of the forms and statements required pursuant to this Section 2.18, provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(f)             If any Lender (or Transferee) or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Non-Excluded Taxes as to which it has been indemnified by the Borrower pursuant to this Section 2.18, it shall promptly notify the Borrower of such refund and shall, within 30 days after receipt of such refund, repay the amount of such refund to the Borrower (to the extent of amounts that have been paid by the Borrower under this Section 2.18 with respect to Non-Excluded Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Lender (or Transferee) or the Administrative Agent and without interest (other than interest actually received from the relevant taxing authority or other Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of such Lender (or Transferee) or the Administrative Agent, agrees to return the amount of such refund (plus interest) to such Lender (or Transferee) or the Administrative Agent in the event such Lender (or Transferee) or the Administrative Agent is required to repay the amount of such refund to the relevant taxing authority or other Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will any Lender (or Transferee) or the Administrative Agent be required to pay any amount to the Borrower pursuant to this paragraph (f) the payment of which would place the Lender (or Transferee) or the Administrative Agent in a less favorable net after-tax position than the Lender (or Transferee) or the Administrative Agent would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Person.

2.19          Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of Eurodollar Loans or in the conversion into Eurodollar Loans or continuation of Eurodollar Loans, after the Borrower has given a notice requesting or accepting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period, with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued or converted from a Eurdollar Loan to an ABR Loan, for the period from the date of such prepayment or of such failure to borrow, convert or continue or convert from a Eurodollar Loan to an ABR Loan to the last day of the relevant Interest Period (or proposed Interest Period), in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. The obligations contained in this Section 2.19 shall survive the termination of this Agreement and the payment of all other amounts payable hereunder.

2.20          Change of Lending Office. Each Lender (or Transferee) agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16, 2.17 or 2.18 with respect to such Lender (or Transferee), it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender (or Transferee)) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.20 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender (or Transferee) pursuant to Section 2.16, 2.17 and 2.18.

2.21          [Reserved].

2.22          Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            fees shall cease to accrue on the Term Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b)            any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.12 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded pro rata in accordance with the Term Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c)            the Loans and Term Commitments of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.

(d)            In the event that each of the Administrative Agent and the Borrower agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Percentage.

SECTION 3.      [Reserved]

SECTION 4.      REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1            Organization; Powers. Each of the Borrower and each Significant Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business in all material respects as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not, individually or in the aggregate, result in a Material Adverse Effect, and (d) in the case of the Borrower, has the power and authority to execute, deliver and perform its obligations under this Agreement and each other agreement or instrument contemplated hereby to which it is or will be a party and to borrow hereunder.

4.2            Authorization. The execution, delivery and performance by the Borrower of this Agreement and the borrowings and other transactions contemplated hereby (collectively, the “Transactions”) (a) have been duly authorized by all requisite corporate or other organizational action and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, material rule or material regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Significant Subsidiary, (B) any material order of any Governmental Authority or (C) any provision of any material indenture, material agreement or other material instrument to which the Borrower or any Significant Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iii) except as contemplated hereby, result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Significant Subsidiary.

4.3            Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable against each the Borrower in accordance with its terms, except as enforceability may be limited by (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or similar laws relating to or affecting creditors’ rights generally and (b) general principles of equity.

4.4            Governmental Approvals. No action, consent or approval of, registration or filing with, or any other action by, any Governmental Authority is or will be required in connection with the Transactions, except (a) such as have been made or obtained and are in full force and effect or as to which the failure to be made or obtained or to be in full force and effect would not result, individually or in the aggregate, in a Material Adverse Effect and (b) such periodic and current reports, if any, as (i) are required to disclose the Transactions and (ii) will be filed with the SEC on a timely basis.

4.5            Financial Statements. The Borrower has heretofore furnished to the Lenders its (a) unaudited pro forma condensed combined financial statements as of and for the twelve months ended December 31, 2020 and (b) combined balance sheet and related combined statements of income, comprehensive income and cash flows as of and for the twelve months ended December 31, 2020 and December 31, 2019, audited by and accompanied by the opinion of PricewaterhouseCoopers, independent accountants. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates and for the periods referred to therein and were prepared in conformity with GAAP.

4.6            No Material Adverse Change. Except as publicly disclosed in filings by the Borrower with the SEC prior to the Effective Date, between December 31, 2020 and the Effective Date, there has been no development or event which has had a Material Adverse Effect.

4.7            No Material Litigation, etc. (a)  Except as publicly disclosed in filings by the Borrower with the SEC prior to the Effective Date, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of its or their respective properties, assets or revenues as of the Effective Date (i) with respect to this Agreement or any of the Transactions, or (ii) which involves a probable risk of an adverse decision which would materially restrict the ability of the Borrower to comply with its obligations under this Agreement.

(b)            None of the Borrower or the Significant Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any order, judgment, writ, injunction or decree of any Governmental Authority, where such violation or default has resulted or could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

4.8            Federal Reserve Regulations. (a)  The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)            No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulation T, U or X.

(c)            After giving effect to the application of the proceeds of each Loan, not more than 25% of the value of the assets of the Borrower and its Subsidiaries (as determined in good faith by the Borrower) subject to the provisions of Section 7.1 will consist of or be represented by Margin Stock. In the event any portion of the Loans made to the Borrower constitutes a “purpose credit” within the meaning of Regulation U and the Loans are directly or indirectly secured by any Margin Stock pursuant to the operation of Section 7.1, then, at the time of any borrowing which increases the outstanding amount of Loans, the aggregate “maximum loan value” (within the meaning of Regulation U) of all Margin Stock and all collateral other than Margin Stock which directly or indirectly secures the Loans will be greater than the aggregate principal amount of Loans and other extensions of credit to the Borrower (whether made by the Lenders or other Persons) which are subject to Regulation T, U or X and which are directly or indirectly secured by such Margin Stock or other collateral.

4.9            Investment Company Act, etc. The Borrower is not (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act or (except as contemplated by Section 4.8) any foreign, federal, state or local statute or regulation limiting the Borrower’s ability to incur Borrower Obligations.

4.10          Tax Returns. Each of the Borrower and the Significant Subsidiaries has filed or caused to be filed all Federal, state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it except taxes, assessments, fees, liabilities, penalties or charges (i) that are being contested in good faith by appropriate proceedings and for which the Borrower or such Significant Subsidiary shall have set aside on its books reserves in accordance with GAAP or (ii) in respect of which the failure to file such tax returns or to pay or cause to be paid such taxes, assessments, fees, liabilities, penalties or charges could not be reasonably expected to result in a Material Adverse Effect.

4.11          No Material Misstatements. The written information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with this Agreement and the Transactions or included herein or delivered pursuant hereto, taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.12          ERISA. The Borrower is in compliance with all material provisions of ERISA, except to the extent that all failures to be in compliance could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.13          Use of Proceeds. The proceeds of each Loan will be used by the Borrower for general corporate purposes of the Borrower and its Subsidiaries.

4.14          Anti-corruption Laws. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Borrower and its Subsidiaries, and to the knowledge of the Borrower, their directors, officers and employees, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or receive or direct the application of proceeds from the credit facility established hereby, is a Sanctioned Person. No Loan or use of proceeds thereof will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 5.    CONDITIONS PRECEDENT

5.1            Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent (the date on which such conditions are satisfied or waived, the “Effective Date”):

(a)            Executed Counterparts. The Administrative Agent shall have received executed counterparts of this Agreement executed and delivered by duly authorized officers of each of the Borrower, the Administrative Agent and each Lender.

(b)            Closing Certificate. The Administrative Agent shall have received (i) a certificate of the Borrower dated the Effective Date, substantially in the form of Exhibit A, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent, and executed by a Responsible Officer and by the Secretary or any Assistant Secretary of the Borrower and (ii) a certificate of IBM Corp. dated the Effective Date, substantially in the form of Exhibit A, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent, and executed by a Responsible Officer and by the Secretary or any Assistant Secretary of IBM Corp.

(c)            Fees. The Administrative Agent shall have received the fees to be received on or prior to the Effective Date referred to in Section 2.11.

(d)            PATRIOT Act, etc. The Administrative Agent and the Joint Lead Arrangers shall have received all documentation and other information about the Borrower as has been reasonably requested in writing at least five days prior to the Effective Date by the Administrative Agent or the Joint Lead Arrangers that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(e)            Legal Opinions. The Administrative Agent shall have received the executed legal opinion Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Borrower, covering such matters reasonably requested by the Administrative Agent.

(f)             No Material Adverse Change. Except as publicly disclosed in filings by the Borrower with the SEC prior to the Effective Date, no material adverse change shall have occurred between December 31, 2020 and the Effective Date in the business, assets, operations or financial condition of the Borrower and its subsidiaries taken as a whole.

(g)            Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to this Agreement shall be true and correct in all material respects on and as of the Effective Date as if made on and as of the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date.

(h)            No Default. No Default or Event of Default shall have occurred and be continuing on the Effective Date.

5.2            Conditions to Funding of Loans. The obligation of each Lender make a Loan hereunder is subject to the satisfaction of the following conditions precedent (the date on which such conditions are satisfied or waived, the “Funding Date”):

(a)            Effective Date. The Effective Date shall have occurred.

(b)            Separation. The Administrative Agent shall have received a certificate of the Borrower dated the Funding Date, certifying that the complete legal and structural separation (the “Separation”) of the Borrower from IBM Corp. in accordance with the terms of the Separation and Distribution Agreement, to be entered into by and between IBM Corp. and the Borrower and in a form substantially consistent with the form attached to the Registration Statement as Exhibit 2.1 thereto (the “Separation Agreement”), is expected to be consummated within three Business Days of the Funding Date.

(c)            Registration Statement. The information provided in the Registration Statement on Form 10 filed by the Borrower with the SEC on September 28, 2021, as amended, supplemented or otherwise modified by any subsequent filing with the SEC on or prior to the Funding Date (the “Registration Statement”), shall (i) be true and correct in all material respects on and as of the Funding Date and (ii) be consistent in all material respects with the information provided by the Borrower to the Administrative Agent prior to the Effective Date.

(d)            Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to this Agreement shall be true and correct in all material respects on and as of the Funding Date as if made on and as of the Funding Date, except to the extent such representations and warranties expressly relate to an earlier date.

(e)            No Default. No Default or Event of Default shall have occurred and be continuing on the Funding Date.

(f)            Notice. The Administrative Agent shall have received notice of such borrowing in conformity with the applicable requirements of this Agreement.

SECTION 6.    AFFIRMATIVE COVENANTS

The Borrower agrees that, from the Funding Date and for so long thereafter as the Commitments remain in effect, any Loan remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder, it shall and shall cause each of its Significant Subsidiaries to:

6.1            Existence; Business and Properties. (a)  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as would not cause or result in a Default or Event of Default under this Agreement.

(b)            Do or cause to be done all things reasonably necessary to preserve and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; except in each case where the failure to do so would not result in a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section 6.1(b) shall prevent the Borrower or any Significant Subsidiary from (x) discontinuing any of its businesses no longer deemed advantageous to it or discontinuing the operation and maintenance of any of its properties no longer deemed useful in the conduct of its business or (y) selling or disposing of any assets, Subsidiaries or capital stock thereof, in a transaction not prohibited by Section 7.2.

6.2            Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent for distribution to the Lenders:

(a)            as soon as available and in any event within 90 days after the end of each fiscal year, copies of the report filed by the Borrower with the SEC on Form 10-K in respect of such fiscal year, each accompanied by the Borrower’s annual report in respect of such fiscal year or, if the Borrower is not required to file such a report in respect of such fiscal year, the consolidated balance sheet and related consolidated income statement, consolidated statement of cash flows and consolidated statement of equity of the Borrower and its Subsidiaries as of the close of such fiscal year, all audited by independent accountants of recognized national standing and accompanied by an opinion of such accountants to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its Subsidiaries in conformity with GAAP;

(b)            as soon as available and in any event within 50 days after the end of each of the first three quarterly periods of each fiscal year, copies of the unaudited quarterly reports filed by the Borrower with the SEC on Form 10-Q in respect of such quarterly period, or if the Borrower is not required to file such a report in respect of such quarterly period, the unaudited consolidated balance sheet and related unaudited consolidated income statement, consolidated statement of cash flows and consolidated statement of equity of the Borrower and its Subsidiaries as of the close of such fiscal quarter, certified by a Responsible Officer of the Borrower as fairly presenting, in all material respects, the financial position, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to normal year-end audit adjustments;

(c)            concurrently with any delivery of financial statements by the Borrower described in paragraph (a) or (b) above (whether contained in a report filed with the SEC or otherwise), a certificate of a Responsible Officer of the Borrower substantially in the form of Schedule 6.2(c);

(d)            promptly after the same become publicly available, copies of (i) all financial statements, notices, reports and proxy materials distributed to stockholders of the Borrower and (ii) all reports on Form 10-K, 10-Q and 8-K (or their equivalents) filed by the Borrower with the SEC (or with any Governmental Authority succeeding to any or all of the functions of the SEC) pursuant to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; provided, that documents required to be furnished under this paragraph (d) shall be deemed furnished when made available via the EDGAR (or any successor) system of the SEC;

(e)            promptly, from time to time, such other publicly available documents and information regarding the operations, business affairs and financial condition of the Borrower (including information relating to “know your customer” or similar identification procedures), or compliance with the terms of this Agreement and information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, in each case as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; and

(f)             within ten Business Days after the occurrence thereof, written notice of any change in Status; provided that the failure to provide such notice shall not delay or otherwise affect any change in the Applicable Margin or other amount payable hereunder which is to occur upon a change in Status pursuant to the terms of this Agreement.

With respect to the documents referred to in paragraphs (a) through (e) above, the Borrower shall furnish such number of copies as the Administrative Agent or the Lenders shall reasonably require for distribution to their personnel in connection with this Agreement.

6.3            Notices. Promptly after any Responsible Officer or the Director of Treasury Operations of the Borrower obtains knowledge thereof, give notice to the Administrative Agent and each Lender of (i) the occurrence of any Default or Event of Default, accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto and any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

6.4            Anti-Corruption Laws. Maintain in effect and enforce policies and procedures designed to ensure compliance by it, its Subsidiaries and their respective directors, officers and employees, whether acting directly or through agents, with Anti-Corruption Laws and applicable Sanctions.

SECTION 7.    NEGATIVE COVENANTS

The Borrower agrees that, from the Funding Date and for so long thereafter as the Commitments remain in effect, any Loan remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder:

7.1            Limitation on Secured Debt. The Borrower will not create, assume, incur or guarantee, nor will it permit any of its Subsidiaries to create, assume, incur or guarantee, any Secured Debt, in each case, unless prior to or at the same time, the Borrower Obligations are equally and ratably secured with (or, at the Borrower’s option, senior to) such Secured Debt until such time as such Secured Debt is no longer secured by such Lien. The foregoing restriction does not apply to Secured Debt that is secured by:

(1)            Liens on property or assets of or securing Indebtedness of any Person existing at the time such Person becomes a Subsidiary (including by way of merger or consolidation with the Borrower or any Subsidiary), provided that (i) such Lien was not incurred in anticipation of such Person becoming a Subsidiary,(ii) such Lien shall not apply to any other property or Indebtedness of the Borrower or any Subsidiary other than additions, accessions, parts, attachments or improvements thereon or proceeds thereof and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, subject, in the case of clause (iii), to extensions, renewals or replacements in accordance with clause (14) below;

(2)            Liens on property or assets existing at the time of acquisition by the Borrower or any Subsidiary of such property or assets (which may include property or assets previously leased by the Borrower or any Subsidiary and leasehold interests on such property or assets, provided that the lease terminates prior to or upon such acquisition) or Liens on property or assets to secure the payment of all or any part of the purchase price of such property or assets, or Liens on property or assets to secure any Indebtedness incurred prior to, at the time of, or within 12 months after, the latest of the acquisition of such property or assets or the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property or assets for the purpose of financing all or any part of the purchase price of the property or assets and related costs and expenses, or such construction or the making of such improvements; provided that (i) the Indebtedness secured by such Liens shall not exceed 100% of the cost of acquiring, constructing or improving such property or assets and (ii) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary other than additions, accessions, parts, attachments or improvements thereon or proceeds thereof, subject in the case of clause (i), to extensions, renewals or replacements in accordance with clause (14) below;

(3)            Liens securing Indebtedness of the Borrower or any Subsidiary owing to the Borrower or any Subsidiary;

(4)            Liens existing on the Funding Date;

(5)            Liens created in connection with or to secure a Non-recourse Obligation or a project financed thereby;

(6)            Liens created to secure the Borrower Obligations;

(7)            Liens imposed by law or arising by operation of law, including, without limitation, landlords’, mailmen’s, suppliers’, vendors’, carriers’, warehousemen’s and mechanic’s Liens and other similar Liens, Liens for master’s and crew’s wages and other similar laws, arising in the ordinary course of business, in each case for sums not yet overdue by more than 60 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(8)            Liens for taxes, assessments or other governmental charges or levies on property not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(9)            Liens to secure the performance of obligations with respect to statutory or regulatory requirements, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance or return-of-money bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business;

(10)          Permitted Liens;

(11)          Liens to secure working capital facilities in the ordinary course of business;

(12)          Liens in favor of payment processers or money transmitters pursuant to agreements therewith, or in favor of customers;

(13)          Liens to secure cash management services or to implement cash pooling arrangements in the ordinary course of business; or

(14)          any extensions, renewals or replacements of any Lien referred to in clauses (1) through (13) without increase of the principal of the Indebtedness secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any of clauses (1) through (13) shall not extend to or cover any of the property or the property of the Borrower or any Subsidiary, as the case may be, other than the property specified in such clauses and improvements to such property.

Notwithstanding the restrictions set forth in the preceding paragraph, the Borrower and its Subsidiaries will be permitted to incur Secured Debt which would otherwise be subject to the foregoing restrictions without equally and ratably securing the Borrower Obligations, provided that, after giving effect to such Secured Debt, the aggregate amount of all Secured Debt (not including Secured Debt secured by Liens permitted under clauses (1) through (14) above), together with all Attributable Debt outstanding pursuant to the final paragraph of Section 7.2 below and all Indebtedness of Non-Guarantor Subsidiaries outstanding pursuant to the final paragraph of Section 7.4, does not exceed 15.0% of Consolidated Total Assets calculated on a pro forma basis as of the date of the creation or incurrence of the Lien securing such Secured Debt. The Borrower and its Subsidiaries may also, without equally and ratably securing Borrower Obligations, incur Secured Debt or create or incur Liens thereon that renew, substitute or replace (including successive renewals, substitutions or replacements), in whole or in part, any Secured Debt or Lien permitted pursuant to the preceding sentence.

7.2            Limitation on Sale and Leaseback Transactions. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction, except:

(1)            if such transaction was entered into prior to the Funding Date;

(2)            if such transaction was for the sale and leasing back to the Borrower or any of its Subsidiaries of any property by a Subsidiary;

(3)            if the Borrower or such Subsidiary would be entitled to incur Indebtedness secured by a Lien with respect to such Sale and Leaseback Transaction without equally and ratably securing the Borrower Obligations pursuant to Section 7.1;

(4)            if the Borrower or such Subsidiary applies an amount equal to the net proceeds from the sale of such property to the purchase of other property or assets used or useful in the business of the Borrower or any Subsidiaries or to the retirement of long-term Indebtedness within 12 months before or after the effective date of any such Sale and Leaseback Transaction, provided that, in lieu of applying such amount to the retirement of long-term Indebtedness, the Borrower or such Subsidiary may deliver debt securities to the applicable trustee for cancellation, such debt securities to be credited at the cost thereof to the Borrower or such Subsidiary; or

(5)            to the extent such Sale and Leaseback Transaction consists of Indebtedness of a Non-Guarantor Subsidiary permitted under Section 7.4 (other than clause (k) thereof).

Notwithstanding the restrictions set forth in this Section 7.2, the Borrower and Subsidiaries may enter into any Sale and Leaseback Transaction which would otherwise be subject to the foregoing restrictions of this Section 7.2 if, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to such transactions (not including Attributable Debt permitted under clauses (1) through (5) of this Section 7.2), together with all Secured Debt outstanding pursuant to the final paragraph of Section 7.1 and all Indebtedness of Non-Guarantor Subsidiaries outstanding pursuant to the final paragraph of Section 7.4, does not exceed 15.0% of Consolidated Total Assets calculated on a pro forma basis.

7.3            Mergers, Consolidations and Sales of Assets. (a)  The Borrower will not consolidate with or merge with or into any other Person, except that, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may merge with any other U.S. corporation or limited liability company, provided that (i) in the case of any such merger involving the Borrower, the Borrower is the surviving entity and (ii) on the date of consummation of any merger involving the Borrower, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower demonstrating that, on a pro forma basis determined as if such merger had been consummated on the date occurring twelve months prior to the last day of the most recently ended fiscal quarter, the Borrower would have been in compliance with Section 7.6 as of the last day of such fiscal quarter.

(b)            The Borrower will not sell, convey or otherwise transfer all or substantially all of its properties or assets to any Person, provided that this paragraph (b) shall not prohibit the Borrower from entering into a merger transaction expressly permitted by Section 7.3(a).

7.4            Non-Guarantor Subsidiary Indebtedness. The Borrower will not permit any of its Non-Guarantor Subsidiaries to create, incur or assume any Indebtedness except: (a) intercompany Indebtedness owed by any Non-Guarantor Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Company, (b) Hedging Obligations entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes, (c) Indebtedness of the types described in clause (b)(i) of the definition of Indebtedness which is incurred in the ordinary course of business in connection with (i) the sale or purchase of goods, or (ii) to assure performance by the Borrower or any of its Subsidiaries of their respective service contracts, bids, surety and appeal bonds, performance bonds and obligations of a like nature, operating leases, obligations to a utility or a governmental entity, or worker’s compensation obligations, or (iii) other obligations that do not constitute Indebtedness, (d) Support Obligations of Debt of the Company or Debt otherwise permitted under this Section 7.4, (e) Indebtedness of any Person that becomes a Non-Guarantor Subsidiary (or of any Person not previously a Non-Guarantor Subsidiary that is merged, amalgamated or consolidated with or into a Non-Guarantor Subsidiary in a transaction permitted hereunder) after the Effective Date, or Indebtedness of any Person that is assumed by any Non-Guarantor Subsidiary in connection with an acquisition of assets by such Non-Guarantor Subsidiary in an acquisition not prohibited hereunder, provided that such Indebtedness exists at the time such Person becomes a Non-Guarantor Subsidiary (or is so merged, amalgamated or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Non-Guarantor Subsidiary (or such merger, amalgamation or consolidation) or such assets being acquired, and any renewals, extensions and refinancings thereof, provided that the principal amount of such Indebtedness is not increased at the time of such renewal, extension or refinancing thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such renewal, extension or refinancing, (f) Indebtedness in respect of netting services, overdraft protections and otherwise arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds, overdraft or any similar services, in each case in the ordinary course of business, (g) Indebtedness in the form of purchase price adjustments and earn-outs incurred in connection with any acquisition or joint venture investment not prohibited hereunder, (h) Indebtedness owing to any insurance company in connection with the financing of insurance premiums permitted by such insurance company in the ordinary course of business, (i) working capital facilities of any Non-Guarantor Subsidiary in the ordinary course of business, (j) Secured Debt of a Subsidiary permitted under Section 7.1 and (k) Sale and Leaseback Transactions of a Subsidiary permitted under Section 7.2 (other than clause (5) thereof).

Notwithstanding the restrictions set forth in this Section 7.4, the Borrower may permit its Non-Guarantor Subsidiaries to create, incur, or assume Indebtedness at any time outstanding if, after giving effect thereto, the aggregate amount of Indebtedness of Non-Guarantor Subsidiaries (not including Indebtedness of Non-Guarantor Subsidiaries permitted under clauses (a) through (h) of this Section 7.4), together with all Secured Debt then outstanding pursuant to the final paragraph of Section 7.1 and all Attributable Debt then outstanding pursuant to the final paragraph of Section 7.2, does not exceed 15.0% of Consolidated Total Assets, determined on a pro forma basis.

7.5            Margin Regulations. (a)  The Borrower will not permit any part of the proceeds of any Loan to be used in any manner that would result in a violation of, or be inconsistent with, the provisions of Regulation T, U or X. The Borrower will not take, or permit the Subsidiaries to take, any action at any time that would (A) result in a violation of the substitution and withdrawal requirements of Regulation T or U, in the event the same should become applicable to any Loans or this Agreement or (B) cause the representations and warranties contained in Section 4.8 at any time to be other than true and correct.

(b)            Whenever required to ensure compliance with Regulations T, U and X or requested by the Administrative Agent or one or more Lenders, the Borrower will furnish to the Administrative Agent and each Lender a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U, and any other notice or form required under Regulation U, the statements made and information contained in which shall be sufficient, in the good faith opinion of each Lender, to permit the extensions of Loans hereunder in compliance with Regulation U.

7.6            Consolidated Debt to EBITDA Ratio. The Borrower will not permit the ratio of Debt to Consolidated EBITDA, determined on a pro forma basis for any period of four consecutive fiscal quarters taken as a single accounting period, to be greater than 3.50 to 1.0.

7.7            Anti-Corruption Laws. The Borrower and its Subsidiaries shall not use, and shall procure that the respective directors, officers and employees of the Borrower and its Subsidiaries shall not use, the proceeds of any Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 8.    EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)            The Borrower shall (i) fail to pay any principal of any Loan when due in accordance with the applicable terms of this Agreement or (ii) fail to pay any interest on any Loan, or any fee or other amount, within five Business Days after any such interest, fee or other amount becomes due in accordance with the terms hereof; or

(b)            Any representation or warranty made or deemed made by the Borrower herein or which is contained in any certificate, document or financial or other statement furnished by it at any time pursuant to this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)            the Borrower shall default in the observance or performance of the agreement contained in Section 7.6; or

(d)            The Borrower shall default in the observance or performance of any other agreement contained in this Agreement, and such default shall not be remedied for a period of 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or

(e)            the Borrower or any Significant Subsidiary shall default in the payment of any principal or interest, regardless of amount, due in respect of any Indebtedness in an aggregate principal amount of $250,000,000 or more, when and as the same shall become due and payable (after the expiration of any applicable grace period); or

(f)            An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Significant Subsidiary, or of a substantial part of the property or assets of the Borrower or any Significant Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or any Significant Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Significant Subsidiary; and such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(g)            the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (f) of this Section 8, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or any Significant Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h)            One or more judgments for the payment of money which are due and payable in an aggregate amount of $250,000,000 (exclusive of any amount thereof covered by insurance so long as such coverage is not being disputed) or more shall be rendered by a court of competent jurisdiction against the Borrower, any Significant Subsidiary or any combination of the Borrower and Significant Subsidiaries and the same shall remain undischarged for a period of 60 days during which execution shall not be effectively stayed (for this purpose, a judgment shall effectively be stayed during a period when it is not yet due and payable), or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Significant Subsidiary to enforce any such judgment; or

(i)             Prior to the Guarantee Release Date, the guarantee contained in Section 10 shall cease, for any reason, to be in full force and effect or IBM Corp. shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) or (g) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all fees and other amounts owing under this Agreement shall immediately become due and payable and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon such Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all fees and other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable and (iii) require that the Borrower provide cash collateral as required in Section 2.05(j). Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders (A) all payments received on account of the Borrower Obligations shall, subject to Section 2.22, be applied by the Administrative Agent as follows (i) first, to payment of that portion of the Borrower Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 11.5 and amounts pursuant to Section 2.11(c) payable to the Administrative Agent in its capacity as such; (ii) second, to payment of that portion of the Borrower Obligations constituting fees, expenses, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees and disbursements and other charges of counsel to the Lenders payable under Section 11.5) arising under this Agreement, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them; (iii) third, to payment of charges and interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (iii) payable to them and (iv) fourth, to the payment in full of all other Borrower Obligations, in each case ratably among the Administrative Agent and the Lenders based upon the respective aggregate amounts of all such Borrower Obligations owing to them in accordance with the respective amounts thereof then due and payable; and finally, the balance, if any, after all Borrower Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

SECTION 9.    THE ADMINISTRATIVE AGENT

9.1            Appointment. Each Lender hereby irrevocably designates and appoints JPMorgan Chase Bank as the agent of such Lender under this Agreement, and each such Lender irrevocably authorizes JPMorgan Chase Bank, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

9.2            Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3            Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower.

9.4            Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders or all Lenders, as the case may be, as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, or all Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the obligations owing by the Borrower hereunder.

9.5            Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6            Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7            Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the amounts owing hereunder) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that (a) no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent and (b) in the event that the Administrative Agent is reimbursed by the Borrower for any amount paid to it by the Lenders pursuant to this Section 9.7, the amount of such reimbursement shall in turn be paid over to the Lenders on a ratable basis. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

9.8            Administrative Agent in Its Individual Capacity. Each of the Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans and Commitments made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9            Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be subject to the approval of the Borrower (which approval shall not be unreasonably withheld, conditioned or delayed). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent shall have given notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders, which successor administrative agent shall be subject to the approval of the Borrower (which approval shall not be unreasonably withheld, conditioned or delayed). Upon the acceptance of any appointment as Administrative Agent hereunder by a permitted successor, such successor administrative agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the obligations owing hereunder. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

9.10          Syndication and Documentation Agents. The Syndication Agents and the Documentation Agents shall not have any duties or responsibilities hereunder in its capacity as such.

9.11          Certain ERISA Matters. (a)  Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)           such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement or any documents related to hereto or thereto).

(c)            The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.12          Acknowledgements of Lenders .

(a)            Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.12 shall be conclusive, absent manifest error.

(b)            Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)            The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Borrower Obligations owed by the Borrower, except, in each case, to the extent such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making a payment on any such Borrower Obligation.

(d)            Each party’s obligations under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Borrower Obligations under this Agreement.

SECTION 10.   GUARANTEE

10.1          Guarantee. In order to induce the Administrative Agent and the Lenders to execute and deliver this Agreement and to make or maintain the Loans, and in consideration thereof, IBM Corp. hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for the ratable benefit of the Lenders, the prompt and complete payment and performance by the Borrower when due (whether at stated maturity, by acceleration or otherwise) of the Borrower Obligations, and IBM Corp. further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) which may be paid or incurred by the Administrative Agent or by the Lenders in enforcing, or obtaining advice of counsel in respect of, any of their rights under the guarantee contained in this Section 10. The guarantee contained in this Section 10, subject to Section 10.5 with respect to the clause (ii) below, shall remain in full force and effect until the earlier of (i) the consummation of the Separation and (ii) the date that the Borrower Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto the Borrower may be free from the Borrower Obligations (the date of such release, the “Guarantee Release Date”).

IBM Corp. agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability under this Section 10, it will notify the Administrative Agent and such Lender in writing that such payment is made under the guarantee contained in this Section 10 for such purpose. No payment or payments made by the Borrower or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of IBM Corp. under this Section 10 which, notwithstanding any such payment or payments, shall remain liable for the unpaid and outstanding Borrower Obligations until, subject to Section 10.5, the Borrower Obligations are paid in full and the Commitments are terminated.

10.2          No Subrogation. Notwithstanding any payment made by IBM Corp. pursuant to this Section 10 or any set-off or application of funds of IBM Corp. by the Administrative Agent or any Lender in connection with the guarantee contained in this Section 10, IBM Corp. shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Borrower Obligations, nor shall IBM Corp. seek or be entitled to seek any contribution or reimbursement from the Borrower in respect of payments made by IBM Corp. under this Section 10, until all amounts owing to the Administrative Agent and the Lenders on account of the Borrower Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to IBM Corp. on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by IBM Corp. in trust for the Administrative Agent and the Lenders, segregated from other funds of IBM Corp., and shall, forthwith upon receipt by IBM Corp., be turned over to the Administrative Agent in the exact form received by IBM Corp. (duly indorsed by IBM Corp. to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

10.3          Amendments, etc. with respect to the Borrower Obligations. IBM Corp. shall remain obligated under this Section 10 notwithstanding that, without any reservation of rights against IBM Corp., and without notice to or further assent by IBM Corp., any demand for payment of or reduction in the principal amount of any of the Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as the Lenders (or the Required Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 10 or any property subject thereto.

10.4          Guarantee Absolute and Unconditional. . IBM Corp. waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 10 or acceptance of the guarantee contained in this Section 10; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 10; and all dealings between IBM Corp. or the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 10. IBM Corp. waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon IBM Corp. or the Borrower with respect to the Borrower Obligations. To the full extent permitted by law, the guarantee contained in this Section 10 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement, any of the Borrower Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) the legality under applicable Requirements of Law of repayment by the Borrower of the Borrower Obligations or the adoption of any Requirement of Law purporting to render the Borrower Obligations null and void, (c) any defense, setoff or counterclaim (other than a defense of payment or performance by the Borrower) which may at any time be available to or be asserted by IBM Corp. against the Administrative Agent or any Lender, (d) any change in ownership of the Borrower, any merger or consolidation of the Borrower into another Person or any loss of the Borrower’s separate legal identity or existence, or (e) any other circumstance whatsoever (with or without notice to or knowledge of IBM Corp. or the Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of IBM Corp. under the guarantee contained in this Section 10, in bankruptcy or in any other instance. When the Administrative Agent or any Lender is pursuing its rights and remedies under this Section 10 against IBM Corp., the Administrative Agent or any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve IBM Corp. of any liability under this Section 10, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the Lenders against IBM Corp.

10.5          Reinstatement. Subject to Section 10.9, the guarantee contained in this Section 10 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

10.6          Payments. IBM Corp. hereby agrees that any payments in respect of the Borrower Obligations pursuant to this Section 10 will be paid to the Administrative Agent without setoff or counterclaim at the office of the Administrative Agent specified in Section 11.2.

10.7          Judgments Relating to Guarantee. (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due under the guarantee contained in this Section 10 in one currency into another currency, IBM Corp. agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the relevant Lender (or agent acting on its behalf) could purchase the first currency with such other currency for the first currency on the Banking Day immediately preceding the day on which final judgment is given.

(b)          The obligations of IBM Corp. in respect of any sum due under the guarantee contained in this Section 10 shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with this Section 10 (the “Agreement Currency”), be discharged only to the extent that, on the Banking Day following receipt by any Lender (or agent acting on its behalf) (the “Applicable Creditor”) of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, IBM Corp. agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, provided, that if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Applicable Creditor, the Applicable Creditor agrees to remit such excess to IBM Corp. The obligations of IBM Corp. contained in this Section 10.7 shall survive the termination of the guarantee contained in this Section 10 and the payment of all amounts owing hereunder.

10.8          Independent Obligations. The obligations of IBM Corp. under the guarantee contained in this Section 10 are independent of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against IBM Corp. whether or not the Borrower be joined in any such action or actions. IBM Corp. waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to IBM Corp.

10.9          Release of Guarantee. Notwithstanding anything to the contrary set forth in this Agreement, IBM Corp. shall automatically and irrevocably be released from its obligations under the guarantee contained in this Section 10 upon the consummation of the Separation.

SECTION 11.          MISCELLANEOUS

11.1          Amendments and Waivers. Subject to Section 2.14(b), (c) and (d), neither this Agreement nor any terms hereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders may, or, upon receipt of written consent of the Required Lenders to all terms thereof, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the consent of each Lender directly affected thereby, (ii) amend, modify or waive any provision of this Section 11.1 or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, in each case without the written consent of all the Lenders, (iii) amend, modify or waive any provision of Section 9 without the written consent of the then Administrative Agent, (iv) change the payment waterfall provisions of Section 2.22 or Section 8 without the written consent of each Lender or (v) except in connection with the establishment of any new tranche of Commitments or Loans hereunder, change Sections 2.15(a) and 11.12(a) in a manner that would alter the pro rata distribution or sharing of payments, or the funding of Loans, required thereby, without the written consent of each Lender adversely affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent; and provided further that no such agreement shall amend or modify the provisions of Section 2.05 without the prior written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the obligations owing hereunder. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding anything to the contrary in the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency, it being agreed the Administrative Agent shall provide the Lenders at least five Business Days’ prior written notice of such amendment, and any such amendment shall be deemed approved by the Lenders unless the Administrative Agent shall have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

11.2          Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower, the Administrative Agent and as notified by each Lender to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the obligations owing hereunder:

The Borrower:	KYNDRYL HOLDINGS, INC. One Vanderbilt Avenue, 15th Floor New York, New York 10017 Attention: Ron Jedlicka, Assistant Treasurer

The Administrative Agent:	JPMORGAN CHASE BANK, N.A. 500 Stanton Christiana Rd. NCC5/1st Floor Newark, Delaware, 19713 Attention: Suzanna Gallagher Loan & Agency Services Group Phone: N/A Fax: (302) 634-4250

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.2, 2.3, 2.5, 2.6, 2.8 or 2.13 shall not be effective until received.

11.3          No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4          Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans.

11.5          Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and any other documents prepared in connection herewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of a single counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and any such other documents, including, without limitation, the reasonable fees and disbursements of separate counsel to the Administrative Agent and to each Lender, (d) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement and any such other documents, and (e) to pay, indemnify, and hold each Lender, each Syndication Agent, each Documentation Agent, each Joint Lead Arranger, the Administrative Agent and their respective directors, officers, employees and agents (each, an “indemnified person”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including reasonable fees and disbursements of counsel, incurred by or asserted against such indemnified person which arise out of or in connection with any claim, litigation or proceeding relating to this Agreement or any such other documents or agreement or instrument contemplated hereby, or any Loan or any actual or proposed use of proceeds of any Loan or any of the Transactions, regardless of whether such claim, litigation, investigation or proceeding is brought by the Borrower (all the foregoing in this clause (d) collectively, the “indemnified liabilities”); provided, that the Borrower shall not have any obligation hereunder to any indemnified person with respect to indemnified liabilities arising from (x) the gross negligence or willful misconduct of such indemnified person, its affiliates or the directors, officers, employees and agents of such indemnified person, acting as such, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction or (y) a material breach by such indemnified person, its affiliates or the directors, officers, employees and agents of such indemnified person, acting as such, of its or their obligations under this Agreement, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction and provided further, that nothing contained in this Section 11.5 (other than Section 11.5(d)) shall require the Borrower to pay any taxes of any indemnified person or any Transferee or any indemnity with respect thereto. No indemnified person or the Borrower shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons. No indemnified person shall be liable for any special, indirect, consequential or punitive damages in connection with this Agreement; provided, that nothing in this sentence shall relieve the Borrower of any obligation it may have to indemnify an indemnified person, as provided in this paragraph, against any special, indirect, consequential or punitive damages asserted against such indemnified person by a third party and the foregoing waivers shall be in addition to the Borrower’s indemnification obligations under this Agreement. The agreements in this Section 11.5 shall survive repayment of the Loans and the payment of all other amounts payable hereunder.

11.6          Participations. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (other than the Borrower, an Affiliate of the Borrower or a natural person) (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such obligation owing to it hereunder for all purposes under this Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. The Borrower agrees that, while an Event of Default shall have occurred and be continuing, if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 11.12 as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 2.19 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.18, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

11.7          [Reserved].

11.8          Assignments. (a)  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time and from time to time assign to any affiliate of such Lender or, with the consent of the Borrower and the Administrative Agent (which consent in each case shall not be unreasonably withheld or delayed, and, in the case of the Borrower, shall be deemed to have been given unless the Borrower shall object to such assignment by written notice to the Administrative Agent within ten Business Days after having received notice thereof), to any other Lender or to an additional bank, financial institution or other entity other than the Borrower, an Affiliate of the Borrower or a natural person (each, a “Purchasing Lender”) all or any part of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in the Loans at the time owing to it) pursuant to an Assignment and Assumption, substantially in the form of Exhibit B, executed by such Purchasing Lender and such assigning Lender (and, in the case of a Purchasing Lender that is not an affiliate of the relevant assigning Lender, by the Borrower and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided, that except in the case of an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $10,000,000 or such lesser amount as may be consented to by the Borrower and the Administrative Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).

(b)          Upon its receipt of an Assignment and Assumption executed by an assigning Lender and a Purchasing Lender (and, in the case of a Purchasing Lender that is not an affiliate of the relevant assigning Lender, by the Borrower and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (which shall not be payable by the Borrower), the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

11.9          The Register; Disclosure; Pledges to Federal Reserve Banks. (a)  The Administrative Agent shall, acting for this purpose as a non-fiduciary agent of the Borrower, maintain at its address referred to in Section 11.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, the Commitments of the Lenders, and the principal amount (and stated interest) of the Loans owing to each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(b)          The Borrower authorizes each Lender to disclose to any Participant, or Purchasing Lender (each, a “Transferee”) and any prospective Transferee, subject to the provisions of Section 11.20 (whether or not, in the case of any Person that is a prospective Transferee, such Person in fact becomes a Transferee), any and all financial information in such Lender’s possession concerning the Borrower and its respective affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its respective affiliates prior to becoming a party to this Agreement.

(c)          Notwithstanding anything to the contrary herein, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that in the case of any such pledge or assignment to a central bank, the Borrower will not be responsible for the payment of any fees, expenses, duties, imposts, taxes or other amounts in connection therewith; provided, further that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit C, evidencing the Loans owing to such Lender.

11.10          [Reserved].

11.11          Replacement of Lenders under Certain Circumstances. the Borrower shall be permitted to replace any Lender which (a) requests reimbursement pursuant to Section 2.17 or 2.18, (b) is affected in the manner described in Section 2.16 and as a result thereof any of the actions described in said Section is required to be taken, (c) becomes a Defaulting Lender or (d) fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof that requires the unanimous approval of all of the Lenders, the approval of all of the Lenders affected thereby or the approval of a class of Lenders, in each case in accordance with the terms of Section 11.1, so long as the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, termination, waiver or consent, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 2.19 if any Eurodollar Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.8 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.17 or 2.18, as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

11.12          Adjustments; Set-off. (a)  If any Lender (a “benefitted Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f) or (g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans that are then due and payable, or interest thereon, such benefitted Lender shall purchase at par for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)          In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.13          Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by email or telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.14          Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.15          Integration; Electronic Signatures.

(a)          This Agreement represents the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein.

(b)          Delivery of an executed counterpart of a signature page of (i) this Agreement, and/or (ii) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 11.2), certificate, request, statement, disclosure or authorization related to this Agreement and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (1) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (2) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (a) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (b) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (c) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (d) waives any claim against any Lender Party or any Lender Party’s directors, officers, employees, agents and advisors for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

11.16          GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.17          Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a)          submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof, or, to the extent such courts lack subject matter jurisdiction, the Courts of the State of New York, in each case located in the County of New York;

(b)          consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address referred to in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.18          Acknowledgements. The Borrower hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement;

(b)          neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)          no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

11.19          WAIVERS OF JURY TRIAL. EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN.

11.20          Confidentiality. Each Lender agrees to keep confidential any written or oral information (a) provided to it by or on behalf of the Borrower or any of its Subsidiaries pursuant to or in connection with this Agreement or (b) obtained by such Lender based on a review of the books and records of the Borrower or any of its Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to the Administrative Agent or any other Lender, (ii) to any Transferee or prospective Transferee or any swap counterparty so long as delivery of such information is made subject to the requirement that such information be kept confidential in the manner contemplated by this Section 11.20, (iii) to its employees or affiliates involved in the administration of this Agreement, directors, agents, attorneys, accountants and other professional advisors (each of which shall be instructed to hold the same in confidence), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) which has been publicly disclosed other than in breach of this Agreement, (vii) in connection with the exercise of any remedy hereunder, (viii) to any credit insurance provider relating to the Borrower and its obligations or any rating agency when required by it, provided that, prior to any disclosure, such credit insurance provider or rating agency shall agree in writing to preserve the confidentiality of any confidential information relating to the Borrower received by it, (ix) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, provided that, prior to any disclosure, the CUSIP Service Bureau or such similar agency shall agree in writing to preserve the confidentiality of any confidential information relating to the Borrower received by it, or (x) if the Borrower has consented to such disclosure in writing in its sole discretion. It is understood and agreed that the Borrower, its Subsidiaries and their respective affiliates may rely upon this Section 11.20 for any purpose, including without limitation to comply with Regulation FD promulgated by the SEC.

11.21          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future permitted holders of the obligations hereunder and their respective successors and permitted assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

11.22          [Reserved].

11.23          USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

11.24          No Fiduciary Duty, etc. (a) The Borrower acknowledges and agrees that (i) no fiduciary, advisory or agency relationship between the Borrower and the Lender Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether the Lender Parties have advised or are advising the Borrower on other matters, and the Borrower waives, to the fullest extent permitted by law, any claims it may have against the Lender Parties for breach of fiduciary duty or alleged breach of fiduciary duty in respect of any of the transactions contemplated by this Agreement, and agrees that the Lender Parties will have no liability (whether direct or indirect) to the Borrower in respect of such a fiduciary duty claim in respect of any of the transactions contemplated by this Agreement, (ii) the Lender Parties, on the one hand, and the Borrower, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor does the Borrower rely on, any fiduciary duty to the Borrower or its affiliates on the part of the Lender Parties, (iii) the Borrower is capable of evaluating and understanding, and it understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement, (iv) the Borrower has been advised that the Lender Parties are engaged in a broad range of transactions that may involve interests that differ from the Borrower’s interests and that the Lender Parties have no obligation to disclose such interests and transactions to the Borrower, (v) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, (vi) each Lender Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any of its affiliates or any other Person or entity and (vii) none of the Lender Parties has any obligation to the Borrower or its affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Lender Party and the Borrower or any such affiliate.

(b)          None of the Lender Parties shall have or be deemed to have a fiduciary relationship with any other Lender Party. The Lender Parties are not partners or co-venturers, and no Lender Party shall be liable for the acts or omissions of, or (except as otherwise set forth herein in the case of the Administrative Agent) authorized to act for, any other Lender Party.

11.25          Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

KYNDRYL HOLDINGS, INC., as the Borrower

By:	/s/ Mark Hobbert
Name: Mark Hobbert
Title: Assistant Treasurer

INTERNATIONAL BUSINESS MACHINES CORPORATION, as guarantor

By:	/s/ Mark Hobbert
Name: Mark Hobbert
Title: Vice President and Assistant Treasurer

[Kyndryl - Signature Page to Term Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:	/s/ John G. Kowalczuk
Name: John G. Kowalczuk
Title: Executive Director

Signature Page to Kyndryl Term Loan Credit Agreement

BANCO SANTANDER, S.A., NEW YORK BRANCH, as a Lender

By:	/s/ Juan Galan
Name:	Juan Galan
Title:	Managing Director

By:	/s/ Rita Walz-Cuccioli
Name:	Rita Walz-Cuccioli
Title:	Executive Director

Signature Page to Kyndryl Term Loan Credit Agreement

MUFG BANK, LTD., as a Lender

By:	/s/ Lillian Kim
Name: Lillian Kim
Title: Director

Signature Page to Kyndryl Term Loan Credit Agreement

THE TORONTO DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Brian MacFarlane
Name: Brian MacFarlane
Title: Authorized Signatory

Signature Page to Kyndryl Term Loan Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

By:	/s/ Marko Lukin
Name: Marko Lukin
Title: Vice President

Signature Page to Kyndryl Term Loan Credit Agreement

MIZUHO BANK, LTD., as a Lender

By:	/s/ Tracy Rahn
Name:	Tracy Rahn
Title:	Executive Director

Signature Page to Kyndryl Term Loan Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Gail Motonaga
Title:	Executive Director
Name:	Gail Motonaga

Signature Page to Kyndryl Term Loan Credit Agreement

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Khrystyna Manko
Name:	Khrystyna Manko
Title:	Director

Signature Page to Kyndryl Term Loan Credit Agreement

UNICREDIT BANK AG, NEW YORK BRANCH, as a Lender

By:	/s/ Fabio Della Malva
Fabio Della Malva
Managing Director

By:	/s/ Bryon Korutz
Bryon Korutz
Associate Director

Signature Page to Kyndryl Term Loan Credit Agreement

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as a Lender

By:	/s/ Brian Crowley
Title: Managing Director
Name: Brian Crowley

By:	/s/ Miriam Trautmann
Title: Senior Vice President
Name: Miriam Trautmann

Signature Page to Kyndryl Term Loan Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Lawrence Chao
Name: Lawrence Chao
Title: Vice President

Signature Page to Kyndryl Term Loan Credit Agreement

BNP PARIBAS, as a Lender

/s/ Brendan Heneghan
By:	Brendan Heneghan
Title:	Director

/s/ Nicolas Doche
By:	Nicolas Doche
Title:	Vice President

Signature Page to Kyndryl Term Loan Credit Agreement

CITIBANK, N.A., as a Lender

By:	/s/ James Walsh
Title: Vice President & Managing Director

Signature Page to Kyndryl Term Loan Credit Agreement